Exhibit 99.14(a)

Consent of Independent Registered Public Accounting Firm

To the Shareholders of the Funds and Board of Trustees MainStay Funds Trust and The MainStay Funds:

We consent to the use of our reports dated December 23, 2020, with respect to the financial statements and financial highlights of MainStay MacKay U.S. Equity Opportunities Fund, a series of MainStay Funds Trust, and MainStay WMC Enduring Capital Fund (formerly MainStay MacKay Common Stock Fund), a series of The MainStay Funds, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights”, “Form of Agreement and Plan of Reorganization”, and “Financial Highlights of the MainStay MacKay U.S. Equity Opportunities Fund and the Acquiring Fund” in this Proxy Statement/Prospectus, and “Pro Forma Financial Information” in the Statement of Additional Information for this Proxy Statement/Prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania
February 5, 2021

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.